Exhibit 99.1

FOR IMMEDIATE RELEASE	Company Contacts
Investors: Calvin Boyd
(248) 433-4527
email: calvin.boyd@pulte.com

Media: Mark Marymee
(248) 433-4648
email: mark.marymee@pulte.com

PULTE HOMES REPORTS FIRST QUARTER 2009 FINANCIAL RESULTS

•	Company Generated 3,022 Net New Orders in Q1 2009, a 71% Increase Compared With Q4 2008

•	For the First Quarter 2009, Company Closed 2,147 Homes

•	Company Ended Q1 2009 With $1.75 Billion of Cash

•	Company Reduced Total Speculative Inventory by 32% Compared With Q4 2008 Levels

•	Company Reduced Homebuilding Overhead Expense by $82.5 Million, or 41%, in the First Quarter 2009 Compared With the Prior Year First Quarter

•	Impairments and Land-Related Charges of $410.2 Million for the First Quarter 2009

•	Q1 2009 Net Loss of $2.02 Per Share, Inclusive of Impairments and Land-Related Charges

Bloomfield Hills, Mich., May 5, 2009 – Pulte Homes (NYSE: PHM) announced today financial results for its first quarter ended March 31, 2009. For the quarter, the Company reported a net loss of $514.8 million, or $2.02 per share, compared with a $696.1 million net loss for the prior year first quarter, or $2.75 per share. The first quarter 2009 net loss included $410.2 million of pre-tax charges related to inventory impairments and other land-related charges. Impairments and land-related charges for the prior year quarter were $663.6 million. Consolidated revenues for the quarter were $587.4 million, a decline of 59% from prior year quarter revenues of $1.4 billion.

“The operating environment for housing remained very difficult during the first quarter of 2009,” said Richard J. Dugas, Jr., President and CEO of Pulte Homes. “The housing market continues to face rising unemployment, tight mortgage availability, increased foreclosure activity and declining home prices, all putting negative pressure on buyer demand. Despite this backdrop, affordability for housing has reached historic highs due to lower home prices and outstanding 30-year mortgage rates. These excellent buying conditions, combined with sharply reduced new home inventory levels provide the setting for an eventual housing recovery which inches closer every day.

“To position ourselves for success, Pulte remains focused on its goals of preserving cash, properly managing inventory levels, reducing overhead expenses and returning to profitability as quickly as possible. We ended the quarter with a $1.75 billion cash balance, inclusive of a $362 million federal tax refund, and no debt outstanding under our revolving credit facility. We significantly lowered our speculative inventory compared with our fourth quarter 2008 levels, and reduced our overhead expenses by 41% year-over-year. We also remain focused on both lowering house costs and selling more profitable to-be-built homes as we work to improve margins. Our sharp speculative inventory reduction in the first quarter should help with these efforts as we rebuild a stronger backlog. Looking forward, although we are not ready to call a bottom in housing, we are nevertheless encouraged by our sales, traffic and cancellation trends seen in the first quarter that have continued into April.

“Finally, our previously announced merger with Centex is proceeding on schedule for a third quarter 2009 closing, and a transition executive committee has been formed that is focused on planning for a seamless and successful integration.”

Revenues from homebuilding settlements in the first quarter decreased 60% to $564.7 million, compared with $1.4 billion in last year’s first quarter. The change in revenue for the quarter reflects a 55% decrease in closings to 2,147 homes, and an 11% decrease in average selling price to $263,000.

First quarter homebuilding pre-tax loss was $507.4 million, compared with a $705.1 million pre-tax loss for the prior year quarter. Homebuilding SG&A expense totaled $119.4 million for the quarter, a 41% reduction compared with the first quarter of 2008. The Company recorded impairments and land-related charges during the first quarter of 2009 of $410.2 million, including $358.6 million related to land impairments, $50.4 million related to the Company’s investment in unconsolidated joint ventures, and $1.2 million associated with land held for sale and the write-off of land deposits and pre-acquisition costs. For the prior year quarter, impairments and land-related charges totaled $663.6 million.

Net new home orders for the first quarter were 3,022 homes, a decline of 44% from the prior year first quarter, and a 71% sequential increase from the fourth quarter of 2008. The cancellation rate improved to 21% for the first quarter of 2009 compared with 47% for the fourth quarter of 2008 and 28% for the first quarter of 2008. Pulte Homes’ ending backlog as of March 31, 2009 was valued at $853 million (3,049 homes), compared with a value of $2.6 billion (8,559 homes) at the end of last year’s first quarter. At the end of the first quarter 2009, the Company’s debt-to-capitalization ratio was 57.6%, and on a net debt-to-capitalization basis was 37.9%.

The Company’s financial services operations reported pre-tax loss of $748,000 for the first quarter 2009, compared with $15 million of pre-tax income for the prior year’s quarter. This first quarter 2009 pre-tax loss was primarily due to a 54% decline in mortgage loans originated during the quarter compared with the prior year quarter. The mortgage capture rate for the quarter was 92%, compared with 90% for the same quarter last year.

A conference call discussing Pulte Homes’ first quarter 2009 results will be held Wednesday, May 6 at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via Pulte’s corporate website at www.pulteinc.com.

Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (1) adverse national and regional economic and business conditions, including further deterioration in the unemployment rate and the current downturn in the homebuilding industry; (2) interest rate changes and the availability of mortgage financing; (3) continued volatility and potential further deterioration in the debt and equity markets, which have adversely impacted the banking and mortgage finance industries, resulting in tightening of credit; (4) competition; (5) the availability and cost of land and other raw materials used by the Company in its homebuilding operations; (6) the availability and cost of insurance covering risks associated with the Company’s business; (7) shortages and the cost of labor; (8) weather-related slowdowns; (9) slow growth initiatives and/or local building moratoria; (10) governmental regulation and the interpretation of tax, labor and environmental laws; (11) changes in consumer confidence and preferences; (12) required accounting changes; (13) terrorist acts and other acts of war; (14) the potential loss of tax benefits if we have an “ownership change” under IRC Section 382; (15) the ability to obtain governmental approvals of the merger on the proposed terms and schedule contemplated by the parties; (16) the failure of Centex’s stockholders to approve the proposed merger; (17) the failure of Pulte’s stockholders to approve either the charter amendment increasing the number of authorized shares of Pulte’s common stock or the issuance of Pulte’s common stock to Centex stockholders; (18) disruption from the proposed transaction making it more difficult to maintain business and operational relationships; (19) the possibility that the proposed transaction does not close, including, but not limited to, due to the failure to satisfy the closing conditions; and (20) other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See the Company’s Annual Report on Form 10-K and Annual Report to Shareholders for the year ended December 31, 2008 and other public filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to Pulte’s business. Pulte undertakes no duty to update any forward-looking statement whether as a result of new information, future events or changes in Pulte's expectations.

Additional Information

In connection with the proposed merger with Centex, Pulte has filed with the SEC a registration statement on Form S-4 that includes a preliminary joint proxy statement of Pulte and Centex that also constitutes a prospectus of Pulte. At the appropriate time, Pulte and Centex will mail the definitive joint proxy statement/prospectus to their respective stockholders. Before making any voting or investment decision, investors are urged to read the definitive joint proxy statement/prospectus when it becomes available because it will contain important information about the proposed transaction. You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov), by accessing Pulte’s website at www.pulte.com under the heading “Investor Relations” and then under the link “SEC Filings” and from Pulte by directing a request to Pulte Homes, Inc., 100 Bloomfield Hills Parkway, Suite 300, Bloomfield Hills, MI, 48304, Attention: Investor Relations, and by accessing Centex’s website at www.centex.com under the heading “Investors” and then under the link “SEC Filings” and from Centex by directing a request to Centex Corporation Investor Relations, P.O. Box 199000, Dallas, Texas 75219-9000.

Pulte and Centex and their respective directors and executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. You can find information about Pulte’s directors and executive officers in its definitive proxy statement filed with the SEC on April 7, 2009. You can find information about Centex’s directors and executive officers in its definitive proxy statement filed with the SEC on June 6, 2008. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the definitive joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available. You can obtain free copies of these documents from Pulte and Centex using the contact information above.

About Pulte Homes

Pulte Homes, Inc., (NYSE: PHM), based in Bloomfield Hills, Mich., is one of America’s largest home building companies with operations in 48 markets and 25 states. During its 59-year history, the company has delivered more than 500,000 new homes. In 2008, Pulte Homes operations ranked highest in customer satisfaction in 11 U.S. markets, the most of any homebuilder, in the annual J.D. Power and Associates® New-Home Builder Customer Satisfaction Studysm. Under its Del Webb brand, Pulte is the nation's largest builder of active adult communities for people age 55 and older. Its DiVosta Homes brand is renowned in Florida for its distinctive master-planned communities. Pulte Mortgage LLC is a nationwide lender offering Pulte customers a wide variety of loan products and superior service.

Websites: www.pulte.com; www.delwebb.com; www.divosta.com

Pulte Homes, Inc.

Condensed Consolidated Results of Operations

($000’s omitted, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2009	2008
CONSOLIDATED RESULTS:

Revenues:
Homebuilding	$565,343	$1,398,109
Financial Services	18,549	43,488
Other non-operating	3,528	7,222

Total revenues	$587,420	$1,448,819

Pre-tax income (loss):
Homebuilding	$(507,433)	$(705,130)
Financial Services	(748)	15,044
Other non-operating	(4,065)	(2,970)

Loss before income taxes	(512,246)	(693,056)

Income taxes	2,572	3,088

Net loss	$(514,818)	$(696,144)

EARNINGS PER SHARE - ASSUMING DILUTION:

Net loss	$(2.02)	$(2.75)

Shares used in per share calculations	254,578	253,166

Pulte Homes, Inc.

Condensed Consolidated Balance Sheets

($000’s omitted)

	March 31, 2009	December 31, 2008

	(Unaudited)
ASSETS

Cash and equivalents	$1,745,796	$1,655,264
Unfunded settlements	5,821	11,988
House and land inventory	3,854,041	4,201,289
Land held for sale	101,020	164,954
Land, not owned, under option agreements	181,387	171,101
Residential mortgage loans available-for-sale	127,900	297,755
Investments in unconsolidated entities	91,754	134,886
Other assets	697,554	697,652
Income taxes receivable	9,660	373,569

	$6,814,933	$7,708,458

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$165,515	$218,135
Customer deposits	40,889	40,950
Accrued and other liabilities	915,309	1,079,195
Collateralized short-term debt, recourse solely to applicable non-guarantor subsidiary assets	66,968	237,560
Income tax liabilities	131,853	130,615
Senior notes	3,166,612	3,166,305

Total liabilities	4,487,146	4,872,760
Shareholders’ equity	2,327,787	2,835,698

	$6,814,933	$7,708,458

Pulte Homes, Inc.

Segment Data

($000’s omitted)

(Unaudited)

	Three Months Ended March 31,
	2009	2008
HOMEBUILDING:
Home sales (settlements)	$564,733	$1,396,431
Land sales	610	1,678

Homebuilding revenue	565,343	1,398,109

Home cost of sales	(897,938)	(1,845,054)
Land cost of sales	(904)	(64,948)
Selling, general & administrative expense	(119,444)	(201,937)
Other income (expense), net	(54,490)	8,700

Pre-tax loss	$(507,433)	$(705,130)

FINANCIAL SERVICES:
Pre-tax income (loss)	$(748)	$15,044

OTHER NON-OPERATING:
Net interest income	$3,050	$6,474
Other expense, net	(7,115)	(9,444)

Pre-tax loss	$(4,065)	$(2,970)

Pulte Homes, Inc.

Business Operating Data

($000’s omitted)

(Unaudited)

	Three Months Ended March 31,
	2009	2008
Homebuilding settlement revenues	$564,733	$1,396,431

Unit settlements:
Atlantic Coast	438	1,141
Gulf Coast	656	1,292
Midwest	273	623
Southwest	545	1,197
California	235	480

	2,147	4,733

Average selling price	$263	$295

Net new orders:
Atlantic Coast	760	1,326
Gulf Coast	756	1,523
Midwest	398	579
Southwest	762	1,467
California	346	507

	3,022	5,402

Net new orders - dollars*	$787,000	$1,461,000

Unit backlog:
Atlantic Coast	898	2,257
Gulf Coast	789	2,353
Midwest	396	784
Southwest	611	2,280
California	355	885

	3,049	8,559

Dollars in backlog	$853,000	$2,574,000

*	Net new order dollars represents a composite of new order dollars combined with other movements of the dollars in backlog related to cancellations and change orders.

Pulte Homes, Inc.

Business Operating Data, continued

($000’s omitted)

(Unaudited)

	Three Months Ended March 31,
	2009	2008
MORTGAGE ORIGINATIONS:

Origination volume	1,611	3,514

Origination principal	$343,542	$803,405

Capture rate percentage	91.5%	89.9%

Pulte Homes, Inc. Supplemental Information ($000’s omitted) (Unaudited)
	Three Months Ended March 31,
	2009	2008
Interest expense:
Homebuilding (included in home cost of sales)	$55,005	$58,492
Financial Services	360	1,870
Other non-operating	478	748

Total interest expense	$55,843	$61,110

Depreciation & amortization	$12,978	$19,715